                               FORM F-4

                   QUARTERLY REPORT UNDER SECTION 13

                    OF THE SECURITIES EXCHANGE ACT

                      OF 1934 FOR QUARTER ENDED

                            MARCH 31, 1995



                   F.D.I.C. CERTIFICATE NO. 26400-8

                             BANK OF UNION
                        201 N. CHARLOTTE AVENUE
                             P.O. BOX 1459
                   MONROE, NORTH CAROLINA 28111-1459


             I.R.S. EMPLOYER IDENTIFICATION NO. 56-1423761

                       TELEPHONE:  (704) 289-9555


         Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days

                  YES__X__                   No_____


                             Common Stock

                      (PAR VALUE $1.25 PER SHARE)

                      2,187,409 SHARES OUTSTANDING
                        AS OF MARCH 31, 1995


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                           BANK OF UNION AND SUBSIDIARY


                                       INDEX




Item 1.  FINANCIAL STATEMENTS:

         Consolidated Balance Sheets - March 31, 1995 (Unaudited)
         and December 31, 1994............................................. 3


         Consolidated Statements of Income and Retained Earnings - Three
         Months Ended March 31, 1995 and 1994 (Unaudited).................. 4


         Consolidated Statements of Cash Flows - Three Months Ended
         March 31, 1995 and 1994 (Unaudited)............................... 5


         Notes to Consolidated Financial Statements (Unaudited)............ 6



Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS......................................... 7


                                 2
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                                  Bank of Union and Subsidiary
                                   Consolidated Balance Sheet
                              March 31, 1995 and December 31, 1994


                                                            March 31, 1995   December 31,
                                                             (Unaudited)         1994
                                                            ______________   ____________
ASSETS
Cash and due from banks                                   $     5,893,309      5,245,250
Interest-bearing due from banks                                 4,151,825      2,537,451
Federal funds sold                                              1,625,000        625,000
Interest-bearing bank time deposits                                     -      1,000,000
Securities available for sale                                   6,277,700      6,751,456
Securities held to maturity (estimated market value of
  $20,822,453 and $20,678,808 at March 31, 1995 and
  December 31, 1994, respectively)                             21,295,016     21,076,347
Loans                                                          84,811,197     83,927,205
    Less allowance for loan losses                             (1,451,669)    (1,314,606)
                                                            ______________   ____________
      Loans, net                                               83,359,528     82,612,599

Premises and equipment, net                                     1,596,749      1,596,493
Other assets                                                    1,939,471      1,968,535
                                                            ______________   ____________
        Total assets                                      $   126,138,598    123,413,131
                                                            ==============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                                 17,004,408     15,663,116
    Interest-bearing demand                                    24,679,852     26,037,405
    Savings                                                     6,453,556      6,602,084
    Time, $100,000 or more                                     13,753,456     14,991,410
    Other time                                                 47,205,886     43,173,831
                                                            ______________   ____________
        Total deposits                                        109,097,158    106,467,846

Other borrowings                                                5,041,440      4,707,259
Drafts outstanding                                                706,950      1,413,398
Other liabilities                                                 742,616        749,887
                                                            ______________   ____________
        Total liabilities                                     115,588,164    113,338,390
                                                            ______________   ____________

Stockholders' equity:
    Common stock - $1.25 par value.  Authorized - 6,000,000
      shares.  Issued and outstanding - 2,187,409 shares at
      March 31, 1995 and 2,184,979 at December 31, 1994         2,734,261      2,731,224
    Additional paid-in capital                                  5,046,612      5,039,149
    Retained earnings                                           2,910,824      2,552,085
    Net unrealized holding losses on securities available
      for sale                                                   (141,263)      (247,717)
                                                            ______________   ____________
        Total stockholders' equity                             10,550,434     10,074,741
                                                            ______________   ____________
Total liabilities and stockholders' equity                $   126,138,598    123,413,131
                                                            ==============   ============

See accompanying notes to consolidated financial statements.
                                            3


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                               Bank of Union and Subsidiary
                 Consolidated Statements of Income and Retained Earnings
                   for the Three Months Ended March 31, 1995 and 1994
                                       (Unaudited)


                                                           1995           1994
   Interest income:                                    ____________   ____________
     Interest and fees on loans                      $   1,929,115      1,440,749
     Interest on Federal funds sold                         15,140          9,375
     Interest on bank time deposits                          6,546          9,588
     Interest on interest-bearing due from banks            56,155         10,360
     Interest on investment securities:
       U.S. Government and agency obligations              292,824        174,245
       State, county and municipal obligations             110,336         96,651
     Interest on other                                       6,554          3,992
                                                       ____________   ____________
         Total interest income                           2,416,670      1,744,960

   Interest expense:
     Interest on deposits:
       Demand                                              141,179        126,094
       Savings                                              35,710         32,298
       Time, $100,000 or more                              172,700        104,989
       Other time                                          601,516        385,636
     Interest on Federal funds purchased                         -            506
     Interest on other borrowings                           76,937         28,596
                                                       ____________   ____________
       Total interest expense                            1,028,042        678,119
                                                       ____________   ____________

       Net interest income                               1,388,628      1,066,841
   Provision for loan losses                               140,000         62,000
                                                       ____________   ____________
       Net interest income after provision for loan
         losses                                          1,248,628      1,004,841

   Other operating income:
     Service charges on deposit accounts                   216,034        218,330
     Insurance commissions and other income                102,368        170,907
     Gain/(loss) on sale of securities                       2,717         17,188
     Credit card income                                    411,626         83,109
                                                       ____________   ____________
       Total other operating income                        732,745        489,534

   Other operating expenses:
     Compensation                                          572,793        526,996
     Occupancy                                              91,028         85,415
     Equipment                                              85,827         93,880
     Advertising                                            10,454         14,994
     Professional services                                  28,581         24,752
     Postage                                                22,930         15,865
     Printing and supplies                                  29,058         27,598
     FDIC insurance premium                                 58,665         51,251
     Credit card expense                                   406,659         82,646
     Other expenses                                        165,539        142,186
                                                       ____________   ____________
       Total other operating expenses                    1,471,534      1,065,583
                                                       ____________   ____________

   Income before income taxes                              509,839        428,792
   Less: Income tax expense                                151,100        128,200
                                                       ____________   ____________
   Net income                                        $     358,739        300,592

   Retained earnings - beginning of period               2,552,085      1,970,202
   Retained earnings - end of period                 $   2,910,824      2,270,794
                                                       ============   ============

   Net income per share (note 2)                     $        0.16           0.14
                                                              ====           ====

   See accompanying notes to consolidated financial statements.

                                 Bank of Union and Subsidiary
                             Consolidated Statements of Cash Flows
                      for the Three Months Ended March 31, 1995 and 1994
                                          (Unaudited)


                                                                     1994          1993
                                                                 ____________  ____________
Cash flows from operating activities:
  Net Income                                                   $     358,739       300,592
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Provision for loan losses                                      140,000        62,000
      Depreciation and amortization                                   62,515        61,620
      Amortization (accretion) on investment securities              (25,128)       16,579
      Gain on sale of securities available for sale                   (2,717)      (17,188)
      Increase in other assets                                       (37,868)     (546,333)
      Increase (decrease) in other liabilities                        (7,271)       86,136
      Gain on sale of premises and equipment                               -        (4,962)
                                                                 ____________  ____________
    Net cash provided by (used in) operating activities              488,270       (41,556)
                                                                 ____________  ____________
Cash flows from investing activities:
  Proceeds from maturities of interest-bearing bank time deposits  1,000,000     1,500,000
  Proceeds from sales of securities available for sale               502,344       517,754
  Proceeds from maturities of securities available for sale                -     1,000,000
  Proceeds from maturities of securities held to maturity          3,000,000             -
  Purchases of securities available for sale                               -             -
  Purchases of securities held to maturity                        (3,205,443)   (3,525,383)
  Principal collected on mortgage-backed securities                  147,324       347,494
  Net increase in loans made to customers                           (886,929)     (482,441)
  Purchases of premises and equipment                                (50,678)      (50,842)
  Proceeds from sales of premises and equipment                            -        13,000
                                                                 ____________  ____________
    Net cash provided by investing activities                        506,618      (680,418)
                                                                 ____________  ____________
Cash flows from financing activities:
  Net decrease in demand deposits and savings accounts              (164,789)     (596,379)
  Net increase in time deposits                                    2,794,101     3,011,647
  Net decrease in drafts outstanding                                (706,448)     (254,392)
  Net increase in securities sold under agreements to repurchase     477,038       163,050
  Principal repayments of long-term borrowings                      (142,857)            -
  Proceeds from issuance of common stock                              10,500             -
                                                                 ____________  ____________
    Net cash provided by financing activities                      2,267,545     2,323,926
                                                                 ____________  ____________
    Net increase in cash and cash equivalents                      3,262,433     1,601,952

    Cash and cash equivalents at beginning of period               8,407,701    10,035,362
                                                                 ____________  ____________
    Cash and cash equivalents at end of period                 $  11,670,134    11,637,314
                                                                 ============  ============

Supplemental disclosures of cash flow information:
  Cash paid during the period for :
      Interest                                                 $   1,095,965       684,098
      Income Taxes                                                    21,000             -
                                                                 ============  ============

  See accompanying notes to consolidated financial statements.

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                              Bank of Union and Subsidiary
                       Notes to Consolidated Financial Statements
                          March 31, 1995 and December 31, 1994



(1) The interim consolidated financial statements are unaudited. In the opinion of management, these accompanying unaudited financial statements contain all adjustments (consisting of only normal, recurring adjustments,) necessary to present fairly the financial position as of March 31, 1995, the results of operations for the three months ended March 31, 1995 and 1994, and the cash flows for the three months ended March 31, 1995 and 1994.


(2) Income per share, based on the weighted average number of shares outstanding during the period, excludes common stock equivalent shares assuming the exercise of outstanding stock options because their effect on income per share is not material. Weighted average shares outstanding were 2,186,572 and 2,184,373 for the three months ended March 31, 1995 and 1994, respectively.


(3) In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. No material losses are anticipated as a result of these transactions. Unused commitments to fund loans were approximately $16,421,000 at March 31, 1995. Commitments under standby letters of credit were approximately $474,000 at March 31, 1995.


(4) A description of other significant accounting policies is presented in the December 31, 1994 annual report.

                             Bank of Union and Subsidiary


          Management's Discussion and Analysis of Financial Condition at March 31, 1995, compared with December 31, 1994, and the Results of Operations for the Three Months Ended March 31, 1995 and 1994
          ________________________________________________________________

          Liquidity and Capital Resources
          _______________________________

          The Bank's consolidated assets increased by $2,725,467 to $126,138,598 at March 31, 1995. Total assets at December 31, 1994 were $123,413,131.

          Net loans outstanding rose to $83,359,528 at March 31, 1995 from $82,612,599 at December 31, 1994, an increase of $746,929 or .9%.
          The allowance for loan losses increased 10.4% to $1,451,669 or 1.71% of gross loans.

          Securities held to maturity and securities available for sale decreased by $255,087 to $27,572,716 at March 31, 1995. Federal funds sold increased by $1,000,000. Deposits increased $2,629,312 to $109,097,158 at March 31, 1995 from the December
          31, 1994 level of $106,467,846. Other borrowings include $2,757,143 in Federal Home Loan Bank advances as of March 31, 1995.

          Stockholders' equity at March 31, 1995 increased by $475,693 from net income, exercise of stock options, and a net decrease in unrealized holding loss on securities available for sale. Stockholders' equity as a percent of total assets was 8.3% and 8.5% at March 31, 1995 and December 31, 1994 respectively.


          Results of Operations - Three Months Ended March 31, 1995 and
          1994
          _____________________________________________________________

          Net interest income for the three months ended March 31, 1995 was $1,388,627 compared to $1,066,841 for the three months ended March 31, 1994. The increase is primarily due to the increase in yield on earning assets, resulting in an improved net interest margin.

          Other operating income increased $243,211 or 49.7% from the prior year due to growth in the Bank's merchant credit card program offset by decreased commissions earned by B.O.U. Financial, Inc. and decreased fees earned from mortgage loan originations.

          Other operating expenses increased by $405,951 or 38.1% from the prior year. Although all expenses have increased to support the overall growth of the bank, a large portion of the increase is due to the merchant credit card program.

                                     BANK OF UNION

                                       SIGNATURES


Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:


                                            BANK OF UNION


      5-4-95                                    (Signature of H. Clark Goodwin)
Date: _________________________             By: _____________________________
                                                H. Clark Goodwin
                                                President and Chief Executive
                                                Officer



      5-4-95                                    (Signature of Charla L. Kurtz)
Date: _________________________             By: _____________________________
                                                Charla L. Kurtz
                                                Vice President and Controller

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